UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240. 14a-12

MATADOR RESOURCES COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To the Matador Resources Company Shareholders:

On behalf of the Board of Directors of Matador Resources Company (the “Company”), we invite you to attend a special meeting of shareholders of the Company. The special meeting will be held at the Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas 75240, on April 2, 2015, at 9:30 a.m., Central Time, for the purpose of approving an amendment to the Company’s amended and restated certificate of formation to (i) increase the amount of the Company’s authorized common stock (“Common Stock”) from 80,000,000 shares to 120,000,000 shares and (ii) increase the total number of shares of capital stock that the Company is authorized to issue to reflect such increase in the Company’s authorized Common Stock.

The purpose of the proposed amendment is to (i) provide sufficient additional authorized shares of Common Stock so that all of the shares of the Company’s new class of Series A Convertible Preferred Stock to be issued to HEYCO Energy Group, Inc. upon the closing of the previously announced Agreement and Plan of Merger, dated as of January 19, 2015 (as amended, the “Merger Agreement”), as described in the accompanying proxy statement, may be converted into shares of Common Stock and (ii) give the Company flexibility to take timely advantage of market conditions and opportunities to issue shares of Common Stock for various future corporate purposes, including potential strategic transactions (including mergers, acquisitions and other business combinations), capital-raising or financing transactions, grants and awards under equity compensation plans, stock splits and stock dividends.

Shareholders are not being asked to approve the Merger Agreement or the transactions contemplated by the Merger Agreement (the “Merger”), and the consummation of the Merger is not conditioned on shareholder approval of the proposed amendment. The Company expects to consummate the Merger prior to the special meeting and regardless of whether or not the proposed amendment is approved. Information provided in the accompanying proxy statement with respect to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement is for informational purposes only.

Our Board of Directors unanimously recommends that our shareholders vote “FOR” the proposed amendment.

All shareholders of record at the close of business on February 18, 2015 will be entitled to vote at the special meeting or any postponement or adjournment thereof. A list of the shareholders is available at the Company’s offices in Dallas, Texas.

Your vote is important. Please take the time to read the accompanying proxy statement and to vote so that your shares are represented at the special meeting. We appreciate your interest and continued support.

By Order of the Board of Directors

Joseph Wm. Foran

Chairman and Chief Executive Officer

February 25, 2015

YOUR VOTE IS IMPORTANT!

Whether or not you will attend the meeting, please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning your proxy card to the address listed on the card.

One Lincoln Centre

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

www.matadorresources.com

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on April 2, 2015

A special meeting of shareholders of Matador Resources Company (the “Company”) will be held at the Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas 75240, on April 2, 2015, at 9:30 a.m., Central Time, to approve an amendment to the Company’s amended and restated certificate of formation to (i) increase the amount of authorized common stock from 80,000,000 shares to 120,000,000 shares and (ii) increase the total number of shares of capital stock that the Company is authorized to issue to reflect such increase in the Company’s authorized common stock. Attached to this notice is a proxy statement setting forth information with respect to the proposal and certain other information.

All shareholders of record at the close of business on February 18, 2015 will be entitled to vote at the meeting or any postponement or adjournment thereof. A list of the shareholders is available at the Company’s offices in Dallas, Texas.

This Proxy Statement and the accompanying form of proxy are being mailed to shareholders on or about February 25, 2015.

By Order of the Board of Directors

Joseph Wm. Foran

Chairman and Chief Executive Officer

February 25, 2015

YOUR VOTE IS IMPORTANT!

Whether or not you will attend the meeting, please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning your proxy card to the address listed on the card.

Important Notice Regarding the Availability of Proxy Materials for the

Special Meeting of Shareholders to Be Held on April 2, 2015:

The notice of meeting and our Proxy Statement are available for viewing, printing and downloading at https://materials.proxyvote.com/576485.

Matador Resources Company

One Lincoln Centre

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

www.matadorresources.com

PROXY STATEMENT

For

SPECIAL MEETING OF SHAREHOLDERS

To Be Held on April 2, 2015

This Proxy Statement is being mailed on or about February 25, 2015 to the shareholders of Matador Resources Company (“Matador” or the “Company”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company to be voted at the Special Meeting of Shareholders of the Company (the “Special Meeting”) to be held at the Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas 75240 on April 2, 2015, at 9:30 a.m., Central Time, or at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders. The address of the Company’s principal executive office is One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240.

If you are a shareholder of record, you may vote in person by attending the meeting, by completing and returning a proxy by mail or by using the Internet or telephone. You may vote your proxy by mail by marking your vote on the enclosed proxy card and following the instructions on the card. To vote your proxy using the Internet or telephone, see the instructions on the proxy form and have the proxy form available when you access the Internet website or place your telephone call.

As previously announced, and as is described in additional detail under the section entitled “The Merger” beginning on page 11 of this Proxy Statement, on January 19, 2015, the Company entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) with HEYCO Energy Group, Inc. (“HEYCO”) and Harvey E. Yates Company (the “Target”), pursuant to which the Target will merge with and into a wholly-owned subsidiary of the Company (the “Merger”) and the Company will indirectly acquire certain oil and natural gas properties located in Lea and Eddy Counties, New Mexico. Upon the closing of the Merger (the “Closing”), which is expected to occur on February 27, 2015, the Company will pay aggregate cash and equity consideration in the Merger, subject to certain adjustments, consisting of (i) $37.4 million in cash, including the assumption of debt, (ii) 3,140,960 shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), and (iii) 150,000 shares of a new class of the Company’s Series A Convertible Preferred Stock (“Series A Preferred Stock”). Once the Proposed Amendment (as defined below) is approved by the Company’s shareholders and a certificate of amendment (the “Certificate of Amendment”) to the Company’s amended and restated certificate of formation (the “Certificate of Formation”) is filed with the Secretary of State of the State of Texas (and evidence of such filing is received), the outstanding shares of Series A Preferred Stock will automatically convert into shares of Common Stock on the basis of ten shares of Common Stock for each share of Series A Preferred Stock.

The Certificate of Formation currently authorizes the issuance of 80,000,000 shares of Common Stock. To account for the additional shares of Common Stock into which the Series A Preferred Stock will convert, and to give the Company flexibility to take timely advantage of market conditions and opportunities to issue shares of Common Stock for various future corporate purposes, the Company’s shareholders are being asked to approve an amendment to Section 1 of Article 4 of the Certificate of Formation to (i) increase the number of shares of Common Stock that the Company is authorized to issue to 120,000,000 and (ii) increase the total number of shares of capital stock that the Company is authorized to issue to reflect such increase in the Company’s authorized Common Stock (the “Proposed Amendment”). If the Proposed Amendment is not approved, the Series A Preferred Stock will remain outstanding and will begin accruing dividends at a quarterly rate of $1.80 per share beginning on the date that is six months from the Closing. These materials describe the Proposed Amendment and are being sent to the Company’s shareholders as the Company’s Proxy Statement in connection with the Special Meeting.

The named proxies will vote your shares according to your directions. When voting regarding the approval of the Proposed Amendment, shareholders may vote for or against the Proposed Amendment or may abstain from voting. If you sign and return your proxy card but do not make any of the selections, the named proxies will vote your shares “FOR” the Proposed Amendment. The proxy may be revoked at any time before it is exercised by filing with the Company a written revocation addressed to the Corporate Secretary, by executing a proxy bearing a later date or by attending the Special Meeting and voting in person.

The record date for the determination of the shareholders entitled to notice of and to vote at the Special Meeting, or any postponement or adjournment thereof, is February 18, 2015 (the “Record Date”). As of the Record Date, there were outstanding and entitled to vote 73,455,117 shares of Common Stock.

The presence, in person or by proxy, of the holders of record of a majority of the outstanding shares entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. Holders of Common Stock will be entitled to one vote per share on the Proposed Amendment and each other matter properly brought before the Special Meeting.

The Proposed Amendment requires the affirmative vote of two-thirds of the outstanding shares of Common Stock. Shares held by a shareholder who abstains from voting on the Proposed Amendment will be included for the purpose of determining the presence of a quorum. An abstention will effectively count as a vote cast against the Proposed Amendment. Broker non-votes will not be counted in determining the outcome of the Proposed Amendment and will not be considered present and entitled to vote on the Proposed Amendment for quorum purposes. Pursuant to the Merger Agreement, at the Closing, HEYCO will enter into a voting agreement with the Company pursuant to which, if the Proposed Amendment is not approved at the Special Meeting, HEYCO will agree to vote all of its shares of Common Stock and Series A Preferred Stock in favor of the Proposed Amendment at the 2015 Annual Meeting and any other meeting at which action is to be taken with respect to the approval of the Proposed Amendment. Please see the section entitled “Ancillary Agreements—Voting Agreement” beginning on page 16 of this Proxy Statement for a description of the Voting Agreement.

The cost of preparing and mailing this Proxy Statement, the accompanying Notice of Special Meeting and proxy and any additional materials relating to the Special Meeting and the cost of soliciting proxies will be borne by the Company. We have engaged MacKenzie Partners, Inc. (the “Proxy Solicitor”), a professional solicitation firm, as proxy solicitor for the Special Meeting, to whom we expect to pay approximately $30,000 for the services it will perform in connection with the Special Meeting. Further, the Company will reimburse the Proxy Solicitor for its reasonable out-of-pocket expenses in connection therewith.

In addition to solicitation by mail, our directors, officers and employees may solicit proxies from shareholders by telephone or facsimile or in person. None of our directors, officers or employees will receive additional compensation for such solicitation. We will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of Common Stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in doing so.

Shareholders are not being asked to approve the Merger and the Merger is not conditioned on shareholder approval of the Proposed Amendment. The Company expects to consummate the Merger prior to the Special Meeting and regardless of whether or not the Proposed Amendment is approved. Information provided herein with respect to the Merger Agreement, the Merger and the transactions contemplated thereby is for informational purposes only.

SUMMARY TERM SHEET

At the Special Meeting, you will be asked to approve an amendment to Section 1 of Article 4 of the Company’s amended and restated certificate of formation (the “Certificate of Formation”) to (i) increase the number of shares of Common Stock that the Company is authorized to issue to 120,000,000 and (ii) increase the total number of shares of capital stock that the Company is authorized to issue to reflect such increase in the Company’s authorized Common Stock (the “Proposed Amendment”). Once the Proposed Amendment is approved by the Company’s shareholders and the Certificate of Amendment is filed with the Secretary of State of the State of Texas (and evidence of such filing is received), all issued and outstanding shares of Series A Preferred Stock will automatically convert into shares of Common Stock. The Series A Preferred Stock will be issued in connection with the Merger Agreement and is described in more detail beginning on page 15 of this Proxy Statement. Following is a Summary Term Sheet regarding the Merger Agreement and the transactions contemplated thereby.

Parties to the Merger Agreement:	HEYCO Energy Group, Inc., a Delaware corporation

Harvey E. Yates Company, a New Mexico corporation, which will reincorporate as a Texas corporation prior to the Closing

Matador Resources Company, a Texas corporation

MRC Delaware Resources, LLC, a Texas limited liability company (“MRC Delaware”)

The Merger:	On January 19, 2015, the Company entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) with HEYCO and the Target in which the Target will merge with and into MRC Delaware (the “Merger”), with MRC Delaware continuing as a wholly-owned subsidiary of the Company and holding all of the assets of the Target, including certain oil and natural gas properties in Lea and Eddy Counties, New Mexico.

Board Appointment:	Subject to the Closing, which is expected to occur on February 27, 2015, the Board has (i) increased the size of the Board from eight to nine members and (ii) appointed George M. Yates, the Chairman, President and Chief Executive Officer of HEYCO, to fill the vacancy created by such increase until the next election of directors by the Company’s shareholders and, thereafter, until his successor is duly appointed. In addition, subject to the Board’s fiduciary duties, the Company has agreed in the Merger Agreement to nominate Mr. Yates for re-election at the Company’s 2015 Annual Meeting.

Consideration:

The Company will pay aggregate cash and equity consideration in the Merger, subject to certain adjustments, consisting of (i) $37.4 million in cash (including the assumption of debt), (ii) 3,140,960 shares of Common Stock and (iii) 150,000 shares of Series A Preferred Stock. The Company and HEYCO have agreed to deposit at the Closing a portion of the shares of Series A Preferred Stock issued pursuant to the Merger Agreement into escrow to satisfy potential title defect and environmental condition claims. The shares of Series A Preferred Stock held in escrow will be subject to the terms of an escrow agreement to be entered into at the Closing among the Company,

HEYCO and an escrow agent to be agreed upon by the Company and HEYCO. The private placement of the Common Stock and Series A Preferred Stock will be made in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof.

Rights and Preferences of the Series A

Preferred Stock:	The shares of Series A Preferred Stock will be entitled to receive any cash dividends declared on the Common Stock on an as-converted basis. In addition, if the Proposed Amendment is not approved by the Company’s shareholders within six months after the Closing, the holders of Series A Preferred Stock will be entitled to receive dividends on the Series A Preferred Stock in cash at a quarterly rate of $1.80 per share of Series A Preferred Stock. The holders of Series A Preferred Stock will vote together with the holders of Common Stock as a single class on an as-converted basis, except with respect to matters to which the holders of Common Stock have a separate class vote as required by applicable law or regulation, in which case the holders of Common Stock will vote as a separate class. The holders of Series A Preferred Stock will vote as a separate class on matters that would adversely affect the holders of Series A Preferred Stock as compared to the holders of Common Stock.

Conversion of Series A Preferred

Stock:	Once the Proposed Amendment is approved by the Company’s shareholders and the Certificate of Amendment is filed with the Secretary of State of the State of Texas (and evidence of such filing is received), all issued and outstanding shares of Series A Preferred Stock will automatically convert into shares of Common Stock.

Ancillary Agreements:	The Company and HEYCO have agreed to deposit at the Closing a portion of the shares of Series A Preferred Stock issued pursuant to the Merger Agreement into escrow to satisfy potential title defect and environmental condition claims. The shares of Series A Preferred Stock held in escrow will be subject to the terms of an escrow agreement to be entered into at the Closing among the Company, HEYCO and an escrow agent to be agreed upon by the Company and HEYCO. The Company has also agreed to enter into a registration rights agreement with HEYCO at the Closing, pursuant to which the Company will be required, upon request from HEYCO at any time on or after the one year anniversary of the Closing, to file and maintain a shelf registration statement with respect to the resale of the shares of Common Stock issued as consideration in the Merger and upon conversion of the Series A Preferred Stock, respectively, and to provide piggyback registration rights for such shares of Common Stock. In addition, at the Closing, HEYCO will enter into a voting agreement with the Company pursuant to which, if the Proposed Amendment is not approved at the Special Meeting, HEYCO will agree to vote all of its shares of Common Stock and Series A Preferred Stock in favor of the Proposed Amendment at the 2015 Annual Meeting and any other meeting at which action is to be taken with respect to the approval of the Proposed Amendment.

INFORMATION ABOUT THE SPECIAL MEETING

We are furnishing you this Proxy Statement in connection with the solicitation of proxies by the Board to be used at the Special Meeting and any adjournment thereof. The Special Meeting will be held on April 2, 2015 at 9:30 a.m., Central Daylight Time. We are sending this Proxy Statement to our shareholders on or about February 25, 2015.

All references in this Proxy Statement to “we,” “our,” “us,” “Matador” or the “Company” refer to Matador Resources Company, including our subsidiaries and affiliates.

What is the purpose of the Special Meeting?

At the Special Meeting, shareholders will vote on the Proposed Amendment. Shareholders are not being asked to approve or authorize the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement. The Merger is not conditioned on shareholder approval of the Proposed Amendment. The Company expects to consummate the Merger prior to the Special Meeting and regardless of whether or not the Proposed Amendment is approved. Information provided herein with respect to the Merger Agreement, the Merger and the transactions contemplated thereby is for informational purposes only.

What is the Board’s voting recommendation?

FOR the approval of the Proposed Amendment.

Who is entitled to vote?

Shareholders as of the close of business on February 18, 2015 are eligible to vote their shares at the Special Meeting. As of the Record Date, there were outstanding and entitled to vote 73,455,117 shares of Common Stock. Holders of Common Stock will be entitled to one vote per share on the Proposed Amendment and each other matter properly brought before the Special Meeting.

How do I vote?

You may:

•	attend the Special Meeting and vote in person; or

•	dial the toll-free number listed on the Notice, proxy card or voting instruction form provided by your broker. Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded. Telephone voting will be available 24 hours a day and will close at 11:59 p.m. Eastern Daylight Time on April 1, 2015; or

•	go to the website www.proxyvote.com and follow the instructions, then confirm that your voting instructions have been properly recorded. If you vote using the website, you can request electronic delivery of future proxy materials. Internet voting will be available 24 hours a day and will close at 11:59 p.m. Eastern Daylight Time on April 1, 2015; or

•	if you received a paper copy of your proxy materials and elect to vote by written submission, mark your selections on the proxy card, date and sign it, and return the card in the pre-addressed, postage-paid envelope provided.

Who may I contact if I have any questions or need assistance in voting my shares?

If you have any questions about the Special Meeting or require assistance in voting your shares, please contact our proxy solicitor, MacKenzie Partners, at:

MacKenzie Partners, Inc.

105 Madison Ave

New York, NY 10016

Call Toll-Free (800) 322-2885

Call Collect (212) 929-5500

Email: proxy@mackenziepartners.com

Will each shareholder in our household receive proxy materials?

Generally, no. To the extent you are receiving printed proxy materials, we try to provide only one set of proxy materials to be delivered to multiple shareholders sharing an address, unless you have given us other instructions. Any shareholder at a shared address may request delivery of single or multiple copies of printed proxy materials for future meetings by contacting us at:

Matador Resources Company

Attention: Corporate Secretary

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

Email: investors@matadorresources.com

Telephone: (972) 371-5200

We hereby undertake to deliver promptly, upon written or oral request, a copy of proxy materials to a shareholder at a shared address to which a single copy of the proxy materials was delivered. Requests should be directed to the Corporate Secretary at the address or phone number set forth above.

Who will be admitted to the Special Meeting?

Admission to the Special Meeting will be limited to our shareholders of record, persons holding proxies from our shareholders, beneficial owners of our Common Stock and our employees. If your shares are registered in your name, we will verify your ownership at the meeting in our list of shareholders as of the Record Date. If your shares are held through a broker, bank or other nominee, you must bring proof of your ownership of the shares. This proof could consist of, for example, a bank or brokerage firm account statement or a letter from your bank or broker confirming your ownership as of the Record Date. You may also send proof of ownership to us at Matador Resources Company, Attention: Corporate Secretary, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240, or email: investors@matadorresources.com before the Special Meeting, and we will send you an admission card.

If I vote via telephone or the Internet or by mailing my Proxy Card, may I still attend the Special Meeting?

Yes.

What if I want to change my vote?

You may revoke your proxy before it is voted by submitting a new proxy with a later date (by mail, telephone or Internet), by voting at the Special Meeting or by filing a written revocation with our Corporate Secretary. Your attendance at the Special Meeting will not automatically revoke your proxy.

What constitutes a quorum?

A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. If you vote by telephone or Internet or by returning your Proxy Card, you will be considered part of the quorum. The Inspector of Election will treat shares represented by a properly executed proxy as present at the meeting. Shares held by a shareholder who abstains from voting on the Proposed Amendment will be included for the purpose of determining the presence of a quorum. Broker non-votes will not be considered present and entitled to vote on the Proposed Amendment for quorum purposes. A broker non-vote occurs when a nominee holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power for that item and has not received instructions from the beneficial owner.

How many votes will be required to approve the Proposed Amendment?

The Proposed Amendment requires the affirmative vote of two-thirds of the outstanding shares of Common Stock. Shares cannot be voted at the Special Meeting unless the holder of record is present in person or by proxy. All shares that have been properly voted pursuant to a proxy and not revoked will be voted at the meeting. If you sign and return your proxy but do not make any of the selections, the named proxies will vote your shares “FOR” the Proposed Amendment.

Can brokers who hold shares in street name vote those shares if they have received no instructions?

Under the rules of the New York Stock Exchange (“NYSE”), brokers may not vote the shares held by them in street name for their customers and for which they have not received instructions, except with respect to a routine matter. The Proposed Amendment is not considered a routine matter. Accordingly, brokers may not vote your shares on the Proposed Amendment if you have not given specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote will be counted.

How will you treat abstentions and broker non-votes?

Shares of a shareholder who abstains from voting on the Proposed Amendment will be included for the purpose of determining the presence of a quorum, but an abstention will effectively count as a vote cast against the Proposed Amendment. Broker non-votes will not be counted in determining the outcome of the Proposed Amendment.

Who pays the solicitation expenses?

The cost of preparing and mailing this Proxy Statement, the accompanying Notice of Special Meeting and proxy and any additional materials relating to the Special Meeting and the cost of soliciting proxies will be borne by the Company. We have engaged MacKenzie Partners, Inc. (the “Proxy Solicitor”), a professional solicitation firm, as proxy solicitor for the Special Meeting, to whom we expect to pay approximately $30,000 for the services it will perform in connection with the Special Meeting. Further, the Company will reimburse the Proxy Solicitor for its reasonable out-of-pocket expenses in connection therewith.

In addition to solicitation by mail, proxies may be solicited personally by our directors, officers or employees, none of whom will receive additional compensation for such solicitation. Those holding shares of Common Stock of record for the benefit of others, or nominee holders, are being asked to distribute proxy soliciting materials to, and request voting instructions from, the beneficial owners of such shares. We will reimburse nominee holders for their reasonable out-of-pocket expenses.

Where can I find the voting results of the Special Meeting?

We will announce preliminary voting results at the Special Meeting, and we will publish final results in a Current Report on Form 8-K that will be filed with the SEC within four business days of the Special Meeting. You may obtain a copy of this and other reports free of charge at www.matadorresources.com, or by contacting our Investor Relations Department at (972) 371-5200 or investors@matadorresources.com or by accessing the SEC’s website at www.sec.gov.

Where can I contact the Company?

Our mailing address is:

Matador Resources Company

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

Our telephone number is (972) 371-5200.

Our email address is investors@matadorresources.com.

APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF FORMATION TO INCREASE THE AMOUNT OF AUTHORIZED COMMON STOCK

Introduction

The Certificate of Formation currently authorizes the issuance of 80,000,000 shares of the Company’s Common Stock. On January 19, 2015, the Board unanimously adopted a resolution approving, and recommending that the Company’s shareholders approve, an amendment to Section 1 of Article 4 of the Certificate of Formation to (i) increase the number of shares of Common Stock that the Company is authorized to issue to 120,000,000 and (ii) increase the total number of shares of capital stock that the Company is authorized to issue to reflect such increase in the Company’s authorized Common Stock.

As of the Record Date, there were 73,455,117 shares of Common Stock outstanding and 37,290 shares of Common Stock held in treasury by the Company. In addition to these shares, as of the Record Date, there were 638,573 shares of Common Stock reserved for issuance under the Company’s equity compensation plans and 2,562,106 shares of Common Stock issuable upon conversion of outstanding options and/or the vesting of outstanding restricted stock units issued by the Company. Accordingly, as of the Record Date, the Company had only 3,306,914 shares of Common Stock available for other corporate purposes, including the shares of Common Stock to be issued to HEYCO at the Closing.

Purpose of the Proposed Amendment

The purpose of the Proposed Amendment is to (i) provide sufficient additional authorized shares of Common Stock so that all of the outstanding shares of Series A Preferred Stock issued to HEYCO in connection with the Merger may be converted into shares of Common Stock and (ii) give the Company flexibility to take timely advantage of market conditions and opportunities to issue shares of Common Stock for various future corporate purposes, including potential strategic transactions (including mergers, acquisitions and other business combinations), capital-raising or financing transactions, grants and awards under equity compensation plans, stock splits and stock dividends.

As a general matter, the additional shares of Common Stock would be available for issuance without further action by shareholders unless such action is required by applicable law or the rules of any stock exchange on which the Common Stock may be listed.

If the Proposed Amendment is approved, approximately 1,500,000 shares of Common Stock will be issued to the holders of Series A Preferred Stock in conversion of the 150,000 shares of Series A Preferred Stock to be issued to HEYCO at the Closing (subject to adjustment pursuant to the Merger Agreement, and some of which shares of Series A Preferred Stock will be held in an escrow account pursuant to the Merger Agreement and related escrow agreement). Other than such issuance to HEYCO upon conversion of the Series A Preferred Stock, the Company has no other present plans, commitments, arrangements, understandings or agreements, written or otherwise, to issue any of the additional shares of Common Stock that would be authorized by the Proposed Amendment.

The Board believes that the Proposed Amendment is necessary to provide sufficient additional authorized shares of Common Stock so that all of the outstanding shares of Series A Preferred Stock issued to HEYCO in connection with the Merger may be converted into shares of Common Stock and to give the Company flexibility to issue shares of Common Stock for future corporate needs. Accordingly, the Board has declared the Proposed Amendment to be advisable and in the best interests of the Company and its shareholders. Shareholder approval of the Proposed Amendment is not a condition to the Merger. The Company expects to consummate the Merger prior to the Special Meeting and regardless of whether or not the Proposed Amendment is approved.

Text of the Proposed Amendment

The Company proposes to amend Section 1 of Article 4 of the Certificate of Formation so that it would state in its entirety as follows:

“Classes of Stock and Authorized Shares. The Corporation is authorized to issue two classes of stock which shall be designated, respectively, “Common Stock” and “Preferred Stock.” The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred twenty-two million (122,000,000), consisting of (a) one hundred twenty million (120,000,000) shares of Common Stock having a par value of $0.01 per share (“Common Stock”), and (b) two million (2,000,000) shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).”

The only substantive changes that would be made to Section 1 of Article 4 of the Certificate of Formation, as currently in effect, would be to increase the number of shares of Common Stock that the Company may issue from 80,000,000 shares to 120,000,000 shares and to reflect a corresponding increase in the aggregate number of shares of capital stock that may be issued from 82,000,000 to 122,000,000 shares.

Potential Effects of the Proposed Amendment

If the Proposed Amendment is approved by the Company’s shareholders, the additional authorized shares of Common Stock would have rights identical to holders of the Company’s currently outstanding shares of Common Stock. Under the Certificate of Formation, holders of Common Stock do not have preemptive rights to subscribe to additional securities which may be issued by the Company (including Series A Preferred Stock or any new issuances of Common Stock), which means that current shareholders do not have a prior right to purchase any new issue of our capital stock in order to maintain their proportionate ownership.

Future issuances of shares of Common Stock, including the conversion of Series A Preferred Stock into Common Stock (as discussed herein), or securities convertible into shares of Common Stock could have a dilutive effect on the Company’s earnings per share, book value per share and the voting interest and power of current shareholders since holders of Common Stock are not entitled to preemptive rights.

The Board has not authorized the increase in the authorized number of shares of Common Stock with the intention of using the additional shares for anti-takeover purposes, although the Company could theoretically use the additional shares to make it more difficult, or to discourage an attempt, to acquire control of the Company. The Board is not aware of any pending or threatened efforts to acquire control of the Company.

Appraisal Rights

Under the Texas Business Organizations Code (the “TBOC”), the Company’s shareholders are not entitled to appraisal or dissenter’s rights with respect to the Proposed Amendment, and the Company will not independently provide its shareholders with any such rights.

Timing of the Proposed Amendment

If the Proposed Amendment is approved by the Company’s shareholders, it will become effective upon the filing of a Certificate of Amendment to the Certificate of Formation with the Secretary of State of the State of Texas, which the Company expects to file promptly after the Special Meeting. If the Proposed Amendment is not approved by the Company’s shareholders, the number of authorized shares of Common Stock will remain unchanged.

Board Recommendation

The Board unanimously recommends that shareholders vote “FOR” approval of the Proposed Amendment.

THE MERGER

This section presents information on the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement. You are not being asked to vote on or approve the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement. Shareholder approval of the Proposed Amendment is not a condition to closing the Merger. The Company expects to consummate the Merger prior to the Special Meeting and regardless of whether or not the Proposed Amendment is approved. The information provided herein regarding the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement is for informational purposes only.

General

Pursuant to the Merger Agreement, and subject to its terms and conditions, the Target will merge with and into MRC Delaware and the Target’s separate corporate existence will cease, with MRC Delaware continuing as a wholly-owned subsidiary of the Company and holding all of the assets of the Target, which, at the Closing, will consist of certain oil and natural gas properties in Lea and Eddy Counties, New Mexico (together with related equipment, contracts, records and other assets, the “Assets”). HEYCO will receive the consideration described below. The Closing is expected to occur on February 27, 2015, subject to the satisfaction or waiver of all of the conditions to closing specified in the Merger Agreement. The Merger will become effective as of the date and time specified in the certificate of merger filed by the parties with the Secretary of State of the State of Texas or such other date and time the parties agree.

You are not being asked to vote on or approve the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement. Shareholder approval of the Proposed Amendment is not a condition to closing the Merger. The Company expects to consummate the Merger prior to the Special Meeting and regardless of whether or not the Proposed Amendment is approved by shareholders. The information provided herein regarding the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement is for informational purposes only.

The Parties to the Merger Agreement

Matador Resources Company

The Company is an independent energy company founded in July 2003 and engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. The Company’s current operations are focused primarily on the oil and liquids-rich portion of the Eagle Ford shale play in South Texas and the Wolfcamp and Bone Spring plays in the Permian Basin in Southeast New Mexico and West Texas. The Company also operates in the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas.

The Company’s Common Stock is traded on the NYSE under the symbol “MTDR.” On January 16, 2015, the last trading day immediately preceding the public announcement of the Merger, the Company’s Common Stock closed at a price of $21.42 per share. As of the Record Date, the Company had approximately 350 shareholders of record.

For further information concerning the Company, reference is made to the reports and other information the Company files with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, both of which are incorporated herein by this reference. Please see “Where You Can Find Additional Information; Incorporation by Reference” below.

MRC Delaware

MRC Delaware is a wholly-owned subsidiary of the Company and was formed in Texas in January 2015 solely for the purpose of facilitating the Merger and holding the Assets following the Merger. MRC Delaware has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

HEYCO Energy Group

HEYCO is a U.S. holding company with subsidiaries and affiliates active in upstream oil and natural gas operations in the United States and Europe. It is privately owned by members of the Yates family of Southeastern New Mexico, who have been active in the upstream oil and natural gas business since the 1920s.

HEYCO corporate headquarters are located at 2911 Turtle Creek Blvd., Suite 250, Dallas, Texas 75219 and its telephone phone number is (214) 219-2998.

Harvey E. Yates Company

The Target is a subsidiary of HEYCO and owns acreage located in Lea and Eddy Counties, New Mexico. Over 95% of the Target’s acreage consists of state and federal leases and essentially all acreage is currently held by production. Approximately one-third of the acreage is operated, one-third is non-operated, and operations on the remaining one-third will be pursued by the Company under various operating, farm-in and other agreements.

The Target’s corporate headquarters are located at 2911 Turtle Creek Blvd., Suite 250, Dallas, Texas 75219 and its telephone phone number is (214) 219-2998.

Merger Consideration

The Company will pay aggregate cash and equity consideration in the Merger, subject to certain adjustments, including for the operation of the Assets from September 1, 2014 until the Closing, title defects and environmental conditions, consisting of (i) $37.4 million in cash (including the assumption of debt), (ii) 3,140,960 shares of Common Stock and (iii) 150,000 shares of Series A Preferred Stock (collectively, the “Merger Consideration”). The private placement of the Common Stock and Series A Preferred Stock will be made in reliance upon an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof.

Reasons for Engaging in the Transaction

The Board unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of the Company and its shareholders and (ii) approved the Merger Agreement and the transactions contemplated thereby.

In evaluating the Merger Agreement and related transactions contemplated by the Merger Agreement, the Board consulted with the Company’s management and advisors and, in approving and reaching its determination that the Merger Agreement and such transactions are in the best interests of the Company and its shareholders, the Board considered the following factors that supported such determination:

•	the view that the transactions contemplated by the Merger Agreement meet the strategic objectives established by the Board and management of the Company with respect to achieving increased operational scale in the Delaware Basin and strengthening the Company’s financial position;

•	the fact that, following the transactions contemplated by the Merger Agreement, the Company’s shareholders will have the opportunity to participate in the significant value creation of the transactions contemplated by the Merger Agreement and benefit from any increases in the value of the Assets;

•	the fact that essentially all of the acreage to be acquired in the Merger is held by production from existing wells and production units;

•	the view that the transactions contemplated by the Merger Agreement should result in an improved potential total return to the Company’s shareholders;

•	the opportunity to align with the Target, an experienced exploration and production company in the state of New Mexico, and its Chairman, Chief Executive Officer and President, George M. Yates, a respected and experienced oil and natural gas professional;

•	the attractive location of the Assets, in relation to the Company’s existing Permian Basin acreage;

•	the significant experience and tenure of existing employees of the Target; and

•	all of the terms and conditions of the Merger Agreement, including, among other things, the representations, warranties, covenants and agreements of the parties, the conditions to the Closing, the form and structure of the consideration being paid and the termination rights.

The above discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes the material matters considered. In reaching its determination to approve the Merger Agreement and the transactions contemplated thereby, the Board did not quantify, rank or assign any relative or specific weight to the foregoing factors, and individual members of the Board may have considered various factors differently. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its recommendation on the totality of the information presented.

Federal Income Tax Consequences of the Merger

The following disclosure is based on the Internal Revenue Code of 1986, as amended (the “Code”), laws, regulations, rulings and decisions in effect as of the date of the Merger, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. We did not request or receive a ruling from the Internal Revenue Service with regard to the consequences of the Merger. Nevertheless, it is a condition to the completion of the Merger that we obtain an opinion from counsel that the Merger will qualify as a reorganization under Section 368(a) of the Code. Opinions of counsel are based on, among other things, current law and certain assumptions and representations as to factual matters, which if incorrect in certain material respects would jeopardize the conclusions reached by counsel in its opinion. Furthermore, there can be no assurance that future legislation, regulations, administrative rulings or court decisions would not alter the consequences set forth below.

The Merger is intended to qualify as a reorganization under Section 368(a) of the Code. Assuming the Merger qualifies as such a reorganization, no gain or loss will be recognized by the Company or the Target as a result of the Merger.

Legal and Regulatory Requirements

In connection with the Merger, except for the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filing of a certificate of merger with the Secretary of State of the State of Texas, no federal or state regulatory requirements or approvals are required to be complied with or obtained. On January 27, 2015, the Company and HEYCO completed filings with the Federal Trade Commission and Department of Justice under the HSR Act, and requested early termination of the applicable waiting periods thereunder. On February 6, 2015, the Company and HEYCO received early termination of the applicable waiting periods under the HSR Act.

Texas law governs the steps that the Company, which is a Texas corporation, is required and/or permitted to take in issuing stock. Under Texas law, Matador shareholder approval was not required to approve the Merger

Agreement and is not be required to consummate the Merger. In addition, advance shareholder approval was not required to create or issue shares of the Series A Preferred Stock. The Company’s Certificate of Formation authorizes us to issue up to 2,000,000 shares of preferred stock and gives the Board the authority to create one or more classes of preferred stock and to designate the rights, privileges and preferences of each such class.

The Merger Agreement is not conditioned on the approval of the Proposed Amendment. If, for any reason, the Company’s shareholders do not approve the Proposed Amendment at the Special Meeting as set forth in this Proxy Statement, it would have no impact on the effectiveness of the Merger or the Company’s ability to consummate the Merger.

The Common Stock and Series A Preferred Stock will be issued to HEYCO in a private placement of securities exempt from registration under Section 4(a)(2) of the Securities Act. The Company’s reliance on the exemption from the registration requirement afforded by Section 4(a)(2) of the Act is based on the following:

•	HEYCO was advised prior to the Merger Agreement that, among other things, none of the shares of Common Stock or Series A Preferred Stock that would be issued pursuant to the Merger Agreement nor any of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock would be registered under the Securities Act and therefore none of the issued or issuable shares would be transferable.

•	HEYCO was provided access to the Company’s recent filings with the SEC.

•	All communications with HEYCO were effected without any general solicitation or public advertising.

•	Pursuant to Section 5.2(g)(iv) of the Merger Agreement, HEYCO represented and warranted to the Company and MRC Delaware that HEYCO is an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act, and that HEYCO is acquiring the Common Stock and Series A Preferred Stock for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws.

Background of the Merger

The terms of the Merger Agreement are the result of arm’s-length negotiations between certain executive officers and representatives of the Company and HEYCO. The following is a summary of the background of these negotiations.

Joseph Wm. Foran, Chairman and Chief Executive Officer of the Company, and George M. Yates, Chairman, Chief Executive Officer and President of HEYCO, have known each other since the early 1980s and have conducted business with each other’s companies from time to time.

On an ongoing basis, the Company evaluates many opportunities, including acquisitions of oil and natural gas properties and oil and natural gas companies in its areas of interest.

In May 2014, a disinterested third party contacted Van H. Singleton, II, the Company’s then Vice President of Land, regarding the fact that HEYCO may have acreage that was complementary to the Company’s existing Permian Basin acreage and that HEYCO may be considering its alternatives for developing its acreage. Mr. Singleton advised Mr. Foran of this possibility. Then in early September 2014, Mr. Foran contacted Mr. Yates about the Company’s interest in certain of HEYCO’s Delaware Basin acreage. Following that conversation, on September 5, 2014, Trent Green, Chief Operating Officer of the Target, and other representatives of HEYCO met with the Company’s management team and technical staff, including Mr. Foran, Mr. Singleton, Matthew V. Hairford, President, David E. Lancaster, Executive Vice President, Chief Operating Officer and Chief Financial Officer, and Bradley M. Robinson, Vice President of Reservoir Engineering and Chief Technology Officer, and provided an overview of the Target’s oil and natural gas properties.

Following the technical overview of HEYCO’s properties, the Company and HEYCO entered into a confidentiality agreement, and the Company was provided with a confidential information memorandum related to the Target. Following the receipt of this confidential information memorandum, the parties had further discussions about the potential transaction and additional materials were provided by representatives of HEYCO to representatives of the Company to assist the Company in evaluating the Target.

During September 2014, representatives of HEYCO were also conducting a series of presentations to other industry participants regarding strategic alternatives for the Target’s properties and business. During this period, HEYCO and the Company continued to discuss initial matters related to a possible transaction, including their relative plans and objectives for the Assets.

In early October 2014, HEYCO’s financial advisor advised the Company that HEYCO had concluded its presentations to other industry participants and was requesting that parties interested in conducting a transaction with respect to the Target or the Assets provide a proposal outlining the terms upon which such a transaction could be completed. On October 10, 2014, Craig N. Adams, Executive Vice President—Land & Legal of the Company, sent a proposal on behalf of the Company to Mr. Yates relating to the potential acquisition by the Company of certain of HEYCO’s Delaware Basin acreage. On October 13, 2014, representatives of HEYCO contacted Mr. Adams and asked that additional information be included in the Company’s proposal.

On October 21, 2014, representatives of the Company, including Mr. Foran, Mr. Hairford, Mr. Adams, Mr. Singleton and Mr. Robinson, met with representatives of HEYCO, including Mr. Yates and Tara Lewis, Vice President of HEYCO. During such meeting, the Company provided HEYCO with a draft letter of intent related to a potential acquisition of certain properties of the Target. On November 6, 2014, representatives of HEYCO sent a revised version of the letter of intent on behalf of HEYCO to Mr. Foran proposing certain changes to the terms of the letter of intent initially proposed by the Company. Thereafter, representatives of each of the Company and HEYCO negotiated the terms of the letter of intent and exchanged several drafts of the letter of intent, and on November 19, 2015, the Company and HEYCO executed a letter of intent pertaining to the potential acquisition of the Target by the Company. Shortly thereafter, legal counsel for the parties began drafting the definitive documents related to the potential transaction.

On November 25, 2014, representatives of the Company distributed an initial draft of the Merger Agreement to representatives of HEYCO. Over the course of the next several weeks and culminating in the execution of the Merger Agreement and other related agreements, the management teams and legal advisors of the Company and HEYCO had frequent negotiations telephonically and in person regarding the terms of the Merger Agreement and related agreements. In particular, the parties negotiated the purchase price and adjustments to the purchase price, title and environmental due diligence review periods and remedies, closing conditions, the scope of the representations and warranties, matters for which the parties would be indemnified from and after the Closing, and the covenants applicable to the Company related to the Proposed Amendment.

On January 19, 2015, the Company, HEYCO and the Target executed the Merger Agreement. The Merger Agreement included a target closing date of February 27, 2015. The Company expects to close the Merger prior to the Special Meeting.

Description of Material Terms of the Series A Preferred Stock

The Series A Preferred Stock is convertible into shares of Common Stock on a basis of ten shares of Common Stock for each share of Series A Preferred Stock, subject to customary anti-dilution provisions. The holders of Series A Preferred Stock are entitled to one vote for each share of Common Stock into which such share of Series A Preferred Stock would be convertible. The holders of Series A Preferred Stock will vote together with the holders of Common Stock as a single class on an as-converted basis, except with respect to matters to which the holders of Common Stock have a separate class vote as required by applicable law or regulation, in which case the holders of Common Stock will vote as a separate class. The holders of Series A Preferred Stock will vote as a separate class on matters that would adversely affect the holders of Series A Preferred Stock as compared to the holders of Common Stock.

The shares of Series A Preferred Stock will be entitled to receive any cash dividends declared on the Common Stock on an as-converted basis. In addition, if the Proposed Amendment is not approved by the Company’s shareholders prior to the date that is six months after the Closing, the holders of Series A Preferred Stock shall be entitled to receive dividends on the Series A Preferred Stock in cash at a quarterly rate of $1.80 per share of Series A Preferred Stock.

Pursuant to Section 7.3 of the Merger Agreement, the Company has agreed to use reasonable efforts to cause its shareholders to approve the Proposed Amendment at the next regularly scheduled annual meeting of the Company’s shareholders following the Closing or at a special meeting of the Company’s shareholders occurring prior to such next annual meeting called for the purpose of approving the Proposed Amendment (the “Shareholder Approval”). If the Company’s shareholders fail to approve the Proposed Amendment at the Special Meeting, the Company shall reintroduce the Proposed Amendment at each regularly scheduled annual meeting of shareholders until Shareholder Approval has been obtained.

In a liquidation or change of control (whether by asset sale, stock sale, merger or otherwise) prior to the conversion to Common Stock, each holder of Series A Preferred Stock will be entitled, at the option of such holder, to (i) a liquidation preference payable in cash of $240.00 per share of Series A Preferred Stock, plus accrued and unpaid dividends, or (ii) the proceeds (including cash or stock or a combination thereof) that would be paid in respect of Common Stock on an as-converted basis.

Upon receipt of Shareholder Approval and evidence of filing of the Certificate of Amendment from the Secretary of State of the State of Texas, all outstanding shares of Series A Preferred Stock will automatically convert into shares of Common Stock. Upon conversion, the Series A Preferred Stock will no longer be outstanding, and the shares of Common Stock issued upon conversion will participate equally in dividends with all other shares of Common Stock.

Ancillary Agreements

Registration Rights Agreement

The Company has agreed to enter into a registration rights agreement with HEYCO at the Closing, pursuant to which the Company will be required, upon request from HEYCO at any time after the one year anniversary of the Closing, to file and maintain a shelf registration statement with respect to the resale of the shares of Common Stock issued as consideration in the Merger and upon conversion of the Series A Preferred Stock, respectively, and to provide piggyback registration rights for such shares of Common Stock.

Voting Agreement

If the Proposed Amendment is not approved at the Special Meeting, the Proposed Amendment will be considered at the 2015 Annual Meeting. Pursuant to the Merger Agreement, at the Closing HEYCO will enter into the Voting Agreement with the Company pursuant to which HEYCO will agree to vote all of its shares of Common Stock and Series A Preferred Stock (collectively, the “Covered Shares”) in favor of the Proposed Amendment if such proposal is presented at the 2015 Annual Meeting and any other meeting of the Company’s shareholders at which action is to be taken with respect to approval of the Proposed Amendment (including any adjournment or postponement thereof), and on any action or approval by written consent of the Company’s shareholders with respect to the approval of the Proposed Amendment. Pursuant to the Voting Agreement, HEYCO will grant an irrevocable proxy to the Company and any designee of the Company to vote HEYCO’s Covered Shares in accordance with the requirements of the Voting Agreement. The Voting Agreement will terminate on the date that the Series A Preferred Stock automatically converts into Common Stock pursuant to the statement of resolutions.

Escrow Agreement

The Company and HEYCO have agreed to deposit at the Closing a portion of the shares of Series A Preferred Stock issued pursuant to the Merger Agreement into escrow to satisfy potential title defect and environmental condition claims. The shares of Series A Preferred Stock held in escrow will be subject to the terms of an escrow agreement to be entered into at the Closing among the Company, HEYCO and an escrow agent to be agreed upon by the Company and HEYCO. Pursuant to the escrow agreement, any dividends issued with respect to the shares held in escrow will be deposited into the escrow account. Subject to the voting agreement described above, HEYCO will have the right to vote shares held in escrow.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the beneficial ownership of our Common Stock as of February 13, 2015 for (i) each person beneficially owning more than 5% of the outstanding shares of our Common Stock, (ii) each director and nominee for director of the Company, (iii) each named executive officer of the Company and (iv) all of our directors, nominees for director and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder possesses sole voting and investment power with respect to its, his or her shares. The business address of each of our directors and executive officers is c/o Matador Resources Company, One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240. The applicable percentage ownership is based on 73,453,117 shares of our Common Stock issued and outstanding as of February 13, 2015, plus, on an individual basis, the right of that individual to (i) obtain Common Stock upon exercise of stock options or (ii) obtain Common Stock upon the vesting of restricted stock units, in each case within 60 days of February 13, 2015. The information is based on Form 3s, Form 4s, Schedule 13Ds and Schedule 13Gs filed through February 13, 2015.

Name	Amount and Nature of Ownership of Common Stock	Percent of Class
Directors and Named Executive Officers: (17)
Joseph Wm. Foran (1)	4,116,585	5.6%
Reynald A. Baribault (2)	26,000	*
Matthew V. Hairford (3)	278,231	*
David E. Lancaster (4)	406,161	*
David F. Nicklin (5)	123,573	*
Ryan C. London (6)	126,990	*
David M. Laney (7)	473,102	*
Gregory E. Mitchell (8)	203,167	*
Steven W. Ohnimus (9)	99,902	*
Michael C. Ryan (10)	263,695	*
Carlos M. Sepulveda, Jr. (11)	295,276	*
Margaret B. Shannon (12)	51,317	*

All Directors and Executive Officers as a Group (15 persons) (13):	6,862,686	9.3%
Other 5% Owners:
T. Rowe Price Associates, Inc. (14)	5,343,273	7.3%
The Vanguard Group (15)	4,154,914	5.7%
BlackRock, Inc. (16)	4,046,143	5.5%

*	Less than 1% of issued and outstanding shares of our Common Stock.
(1)

Includes (i) 1,084,933 shares of Common Stock held of record by Sage Resources, Ltd., a limited partnership owned by the Foran family, including Mr. Foran; (ii) 4,000 shares of Common Stock held of record by the reporting person’s spouse through her Individual Retirement Account; (iii) 135,500 shares and 50,000 shares of Common Stock held of record by The Don Foran Family Trust 2008 and The Foran Family Special Needs Trust, respectively, for which Mr. Foran is the co-trustee and over which Mr. Foran has shared voting and investment power with other members of his family; (iv) 524,053 shares of Common Stock held of record by each of the JWF 2011-1 GRAT and the NNF 2011-1 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (v) 312,190 shares of Common Stock held of record by each of the JWF 2013-1 GRAT and the NNF 2013-1 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (vi) 82,077 shares of Common Stock held of record by each of the JWF 2014-1 GRAT and the NNF 2014-1 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (vii) 59,269 shares of Common Stock held of record by each of the JWF 2014-2 GRAT and the NNF 2014-2 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power (viii) 231,051 shares of

Common Stock held of record by each of the JWF 2015-1 GRAT and the NNF 2015-1 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power (ix) 37,250 shares of Common Stock held of record by the Foran 2012 Security Trust, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (x) 158,550 shares of Common Stock held of record by the Foran 2012 Savings Trust, for which Mr. Foran’s spouse is a trustee; (xi) 270 shares held of record by the Individual Retirement Account of Mr. Foran’s adult child, who gave Mr. Foran investment power over such shares through a revocable power of attorney; and (xii) 87,172 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Foran has the right to vote such shares but may only dispose of such shares to the extent they have vested. Also includes 127,604 shares of Common Stock issuable to Mr. Foran upon the exercise of stock options.
(2)	Includes 2,000 shares of Common Stock held by the Individual Retirement Account of Mr. Baribault. Also includes 19,000 shares of Common Stock held by the Reynald A. Baribault Maritalized Revocable Living Trust, for which Mr. Baribault has shared voting and investment power with his spouse, and 5,000 shares of Common Stock held by the Sally K. Baribault Maritalized Revocable Living Trust, for which Mr. Baribault has shared voting and investment power with his spouse.
(3)	Includes 84,875 shares of Common Stock issuable to Mr. Hairford upon the exercise of stock options and 5,000 shares held of record by his Individual Retirement Account. Also includes 45,494 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Hairford has the right to vote such shares but may only dispose of such shares to the extent they have vested. Mr. Hairford has pledged 67,400 shares of Common Stock.
(4)	Includes 98,750 shares of Common Stock issuable to Mr. Lancaster upon the exercise of stock options and 75,500 shares of Common Stock held of record by his Individual Retirement Account. Also includes 64,802 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Lancaster has the right to vote such shares but may only dispose of such shares to the extent they have vested.
(5)	Includes 45,312 shares of Common Stock issuable to Mr. Nicklin upon the exercise of stock options and 38,600 shares of Common Stock held of record by his Individual Retirement Account. Also includes 35,833 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Nicklin has the right to vote such shares but may only dispose of such shares to the extent they have vested.
(6)	Includes 38,875 shares of Common Stock issuable to Mr. London upon the exercise of stock options. Also includes 64,763 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. London has the right to vote such shares but may only dispose of such shares to the extent they have vested.
(7)	Includes 66,000 shares of Common Stock held of record by Laney Investments Ltd., for which Mr. Laney has sole voting and investment power. Also includes 1,645 shares of Common Stock issuable to Mr. Laney upon the vesting of restricted stock units.
(8)	Includes 191,292 shares of Common Stock held of record by JAMAL Enterprises, LP, for which Mr. Mitchell has sole voting and investment power. Also includes 1,645 shares of Common Stock issuable to Mr. Mitchell upon the vesting of restricted stock units.
(9)	Includes 2,235 vested restricted stock units, delivery of which has been deferred pursuant to the award agreement, and 1,645 shares of Common Stock issuable to Dr. Ohnimus upon the vesting of restricted stock units. Dr. Ohnimus has pledged 23,070 shares of Common Stock.
(10)	Includes 4,000 shares of Common Stock held of record by Mr. Ryan’s one college-age child and three minor age children. Also includes 1,645 shares of Common Stock issuable to Mr. Ryan upon the vesting of restricted stock units.
(11)	Includes 309 shares of Common Stock issuable to Mr. Sepulveda upon the vesting of restricted stock units.
(12)	Includes 1,645 shares of Common Stock issuable to Ms. Shannon upon the vesting of restricted stock units.
(13)	Includes an aggregate of 484,582 shares of Common Stock which our executive officers as a group have the right to acquire within 60 days of February 13, 2015 upon the exercise of stock options. Also includes 380,963 shares of restricted stock held by our executive officers. Pursuant to the terms of the restricted stock grants, the executive officers have the right to vote such shares but may only dispose of such shares to the extent they have vested. Also includes 10,769 shares of Common Stock issuable to directors upon the vesting and delivery of restricted stock units. Includes 120,470 shares of Common Stock pledged by our executive officers and directors.

(14)	Information based solely on a Schedule 13G/A filed with the SEC on February 13, 2015. The Schedule 13G/A reports that T. Rowe Price Associates, Inc. (“Price Associates”) beneficially owns 5,343,273 shares, has sole voting power with respect to 1,084,249 shares and has sole dispositive power with respect to 5,343,273 shares. According to the Schedule 13G/A, these securities are owned by various individual and institutional investors, for which Price Associates serves as an investment adviser registered under the Investment Advisers Act of 1940, as amended, with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. According to the Schedule 13G/A, Price Associates’ address is 100 E. Pratt Street, Baltimore, MD 21202.
(15)	Information based solely on a Schedule 13G/A filed with the SEC on February 11, 2015. The Schedule 13G/A reports that The Vanguard Group (“Vanguard”) beneficially owns 4,154,914 shares, has sole voting power with respect to 97,191 shares, has sole dispositive power with respect to 4,063,123 shares and has shared dispositive power with respect to 97,791 shares. According to the Schedule 13G/A, Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.
(16)	Information based solely on a Schedule 13G filed with the SEC on February 3, 2015. The Schedule 13G reports that BlackRock, Inc. (“BlackRock”) beneficially owns 4,046,143 shares, has sole voting power with respect to 3,872,602 shares and has sole dispositive power with respect to 4,046,143 shares. According to the Schedule 13G, BlackRock’s address is 55 East 52nd Street, New York, NY 10022.
(17)	Subject to the Closing, which is expected to occur on February 27, 2015, the Board has (i) increased the size of the Board from eight to nine members and (ii) appointed George M. Yates, the Chairman, President and Chief Executive Officer of HEYCO, to fill the vacancy created by such increase until the next election of directors by the Company’s shareholders, which will occur at the 2015 Annual Meeting and, thereafter, until his successor is duly appointed. Upon assuming his duties as a member of the Board following the Closing, Mr. Yates will receive equity compensation that is consistent with Matador’s compensation policy for outside directors. In addition, upon the Closing, HEYCO will receive (ii) 3,140,960 shares of Common Stock, and (iii) 150,000 shares of Series A Preferred Stock (subject to adjustment pursuant to the Merger Agreement, and some of which shares of Series A Preferred Stock will be held in an escrow account pursuant to the Merger Agreement and related escrow agreement). As Chairman, President and Chief Executive Officer of HEYCO, Mr. Yates will have ultimate voting and dispositive power with respect to all shares held by HEYCO. Mr. Yates has voting and dispositive power with respect to 2,500 shares of Common Stock owned by Spiral, Inc., an entity owned by certain trusts of which Mr. Yates is the sole trustee.

ADDITIONAL INFORMATION

Shareholder Proposals for the 2015 Proxy Statement

For shareholder proposals to be included in the Company’s Proxy Statement and form of proxy relating to the 2015 Annual Meeting of Shareholders, such proposals must have been received by the Company at its offices in Dallas, Texas, addressed to the Corporate Secretary of the Company, no later than December 25, 2014. No such proposals were received.

Director Nominations or Other Business for Presentation at the 2015 Annual Meeting

Under the Amended and Restated Bylaws of the Company, certain procedures are provided that a shareholder must follow in order to place in nomination persons for election as directors at an Annual Meeting of Shareholders or to introduce an item of business at an Annual Meeting of Shareholders. These procedures provide, generally, among other things, that shareholders desiring to place in nomination persons for election as directors, and/or bring a proper subject of business before an Annual Meeting, must do so by a written notice timely received (on or before March 10, 2015, but no earlier than February 8, 2015, for the 2015 Annual Meeting) to the Corporate Secretary of the Company containing the name and address of the shareholder and the number of shares of the Company’s Common Stock beneficially owned by the shareholder. If the notice relates to a nomination for director, it must also set forth the name, age, business and residence addresses of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, the person’s written consent to be a director if selected by the Nominating, Compensation and Planning Committee, nominated by the Board and elected by the shareholders and any other information that would be required to be disclosed in solicitations of proxies for the election of directors. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as director. Notice of an item of business shall include a brief description of the proposed business and any material interest of the shareholder in such business.

The Chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures. Copies of the Company’s Amended and Restated Bylaws are available from the Corporate Secretary of the Company.

Householding

The SEC permits a single copy of this Proxy Statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one copy of the Proxy Statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate copy of the proxy statement in the future, or if any such beneficial shareholder that elected to continue to receive separate copies of the Proxy Statement wishes to receive a single copy of the Proxy Statement in the future, that shareholder should contact their broker or send a request to Matador Resources Company, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240, Email: investors@matadorresources.com, telephone: (972) 371-5200. We hereby undertake to deliver promptly, upon written or oral request, a separate copy of the Proxy Statement to a beneficial shareholder at a shared address to which a single copy of the Proxy Statement was delivered.

Where You Can Find Additional Information; Incorporation by Reference

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that the Company files at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public

Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at www.sec.gov, from which interested persons can electronically access the Company’s SEC filings.

The SEC allows us to “incorporate by reference” into this Proxy Statement documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Proxy Statement, and later information that we file with the SEC will update and supersede that information. This Proxy Statement incorporates by reference the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 that we have previously filed with the SEC. These documents contain important information about the Company and its financial condition.

Any person, including any beneficial owner, to whom this Proxy Statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written request to Matador Resources Company, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240, Email: investors@matadorresources.com, telephone: (972) 371-5200, or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED FEBRUARY 25, 2015. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

OTHER BUSINESS

Management of the Company is not aware of other business to be presented for action at the Special Meeting; however, if other matters are presented for action, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters.

By Order of the Board of Directors

Joseph Wm. Foran

Chairman and Chief Executive Officer

MATADOR RESOURCES COMPANY 5400 LBJ FREEWAY, SUITE 1500 DALLAS, TX 75240

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS     PROXY     CARD     IS      VALID     ONLY     WHEN     SIGNED     AND     DATED.

MATADOR RESOURCES COMPANY

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

1.	Amendment to the Amended and Restated Certificate of Formation to Increase the Amount of Authorized Common Stock and Correspondingly Increase the Aggregate Number of Authorized Shares.	☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion on such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice of Special Meeting and Proxy Statement are available at www.proxyvote.com.

MATADOR RESOURCES COMPANY

Special Meeting of Shareholders

April 2, 2015 9:30 A.M.

This proxy is solicited by the Board of Directors.

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-690-6903, or via the internet at www.proxyvote.com. Have your proxy card in hand and follow the instructions.

The shareholder hereby appoints Joseph Wm. Foran and David M. Laney, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MATADOR RESOURCES COMPANY that the shareholder is entitled to vote at the Special Meeting of Shareholders to be held at 9:30 A.M., CDT on April 2, 2015, at the Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas 75240, and any adjournment or postponement thereof. The shareholder hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side